For Immediate Release               Contact:Jennifer Keavney
                                    Network Associates
                                    (408) 346-3278

                                    Nathan Tyler
                                    Copithorne & Bellows
                                    (415) 975-2223

                                    Gina Dubbe
                                    Trusted Information Systems

                                   (301) 854-5353

                NETWORK ASSOCIATES TO ACQUIRE TRUSTED INFORMATION
                                     SYSTEMS

   New Network Security and Management Powerhouse Expands; Deliver Industry's
          Most Complete, End-to-End Network Security Suite of Products

SANTA CLARA, Calif., February 23, 1998-Network Associates, Inc. (Nasdaq: NETA) and Trusted Information Systems, Inc. (TIS) (Nasdaq: TISX) announced today that they have signed a definitive agreement where Network Associates will acquire TIS in a stock-for-stock pooling of interest merger valued at over $300 million.

         Under the terms of the transaction, Network Associates will offer 0.323 shares for each share of TIS stock. Both boards have approved the merger, and the companies plan to complete the transaction within approximately 90 days, subject to regulatory reviews, approval of TIS' shareholders, and other customary closing conditions. Network Associates was formed late last year by the merger of McAfee Associates and Network General. In December 1997, Network Associates acquired Pretty Good Privacy (PGP) - the leader in software encryption.

         With this transaction, Network Associates is the largest security software company in the industry. Network Associates delivers the industry's most comprehensive suite of integrated security products encompassing enterprise encryption, authentication, intrusion detection, anti-virus, and firewall protection. The convergence of these technologies from Network Associates and TIS creates an unparalleled suite of security products for enterprise networks. According to the Computer Security Institute's and Zona Market Research's recently released 1998 Information Security Market Survey, TIS' Gauntlet
firewall technology was the second most widely used firewall product. The same report found that 60 percent of all corporate sites surveyed use Network Associates for their anti-virus security. Today, Network Associates' McAfee anti-virus security software is used by over 25 million users and more than 80% of the Fortune 100. The Company also has more than four million users in 50 countries of its PGP encryption and authentication technology which is considered the worldwide de facto standard for Internet email and file encryption.

         TIS provides a full line of security  products and services  including:
Gauntlet firewalls to protect network connections; Gauntlet Global Virtual Private Networks to secure electronic communications worldwide; Stalker misuse detection solutions to ensure the integrity of servers which, when used in conjunction with Network Associates' CyberCop, extends this level of protection to networks; and TIS Consulting and Training services to facilitate a company's network running smoothly.

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         TIS' RecoverKey  encryption  technology  provides  flexible,  scalable,
user-controlled  key  recovery,   and  has  been  implemented  by  multinational
organizations for their global networks. TIS is a founding member of the Key Recovery Alliance, an organization of over 60 international companies working together to facilitate the worldwide commercial use of strong encryption.

         "This announcement represents a fundamental shift in the way large customers will implement security technology," said Bill Larson, chairman and CEO of Network Associates. "Network Associates is the first company to deliver this caliber of technology and this breadth of security products. The ability to tie all of these components together in a centralized management environment is critical to customer success, and Network Associates is the only company to combine security with industry-leading network management capabilities."

         "TIS has built its success on the vision that true security solutions are dependent on tight integration at several levels of the corporate network infrastructure," said Stephen Walker, CEO of TIS. "This agreement builds on the foundation set forth by TIS and reflects a crucial step in the evolution of true enterprise-scale security networks."

         There will be a conference call with Bill Larson and Stephen Walker today at 8:30 a.m. Eastern Standard Time. Participants should call (800) 205-6214 and ask for the Network Associates conference. There will be second conference call with Bill Larson and Stephen Walker for press and industry analysts at 2:15 p.m. Eastern Standard Time. Participants for this conference should call (800) 369-3142 in the US and (402) 592-0385 for international media.

         Trusted Information Systems was founded in 1983 and is a global provider of Multi-Dimensional Security solutions of enterprise networks. TIS' operations span the globe with offices throughout the United States, Europe and the Pacific Rim, and resellers in more than 30 countries around the world.

         With headquarters in Santa Clara, Calif., Network Associates, Inc., formed by the merger of McAfee Associates and Network General, is a leading supplier of enterprise network security and management solutions. Network Associates' product offering includes four individual software suites--McAfee Total Virus Defense, PGP Total Network Security, Sniffer Total Network Visibility and McAfee Total Service Desk--which are designed to centrally managed from within the Network Associates' Net Tools unified management environment. For more information, Network Associates can be reached at (408) 988-3832 or on the web at http://www.nai.com.

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                                      # # #

This news  release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (including with respect to the consummation of the transaction and the integration of various security products in an integrated management environment). Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially, including without limitation, integration risks related to the proposed transaction, the risk that the proposed transaction will not be consummated, and the risk that the anticipated benefits of the transaction will not be realized. Important factors which could cause actual results to differ materially are described in Network Associates' reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

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